Exhibit 99.3

FOR RELEASE 8:30 AM ET, December 12, 2022

SUMMIT FINANCIAL GROUP, INC. TO ACQUIRE PSB HOLDING CORP. AND ITS BANK SUBSIDIARY, PROVIDENT STATE BANK, INC.

100% Stock-for-Stock Deal with an Aggregate Transaction Value of $53.9 Million

MOOREFIELD, W.Va. AND PRESTON, Md. – December 12, 2022 (GLOBE NEWSWIRE) -- Summit Financial Group, Inc. (“Summit”) (NASDAQ: SMMF) and PSB Holding Corp. (“PSB”) announce the signing of a definitive merger agreement between Summit and PSB.

Subject to the terms of the merger agreement, PSB shareholders will receive 1.2347 shares of Summit common stock for each outstanding share of PSB common stock. Based upon the 20-day average closing price of $28.35 per share of Summit’s common stock through December 8, 2022, this equates to $35.00 per PSB common share and an aggregate transaction value of approximately $53.9 million. As of September 30, 2022, the combined company would have had approximate total assets of $4.5 billion, gross loans of $3.5 billion and deposits of $3.6 billion.

The transaction has been approved by each company’s board of directors and is expected to close in the second quarter of 2023, pending regulatory approvals and the approval of PSB’s shareholders. Following consummation of the merger, PSB’s bank subsidiary, Provident State Bank, Inc., will be merged with Summit’s bank subsidiary, Summit Community Bank, Inc.

“This transaction represents an exceptional opportunity for Summit to combine with a financially strong and exceptionally well-managed bank possessing a culture and core values similar to ours, as well as the same commitment to build long-term client relationships by providing ‘Service Beyond Expectations’,” stated Summit’s President and Chief Executive Officer, H. Charles Maddy, III. “Partnering with PSB not only further expands Summit’s community banking footprint to the Eastern Shore of Maryland and Delaware, but also permits both PSB’s and Summit’s clients the added convenience of enhanced banking services at more locations. Our top priority now is to assure PSB’s clients experience a smooth transition.”

“We are excited about our combination with Summit. They are a larger institution with a breadth of products and services,” said Melissa Quirk, President and Chief Executive Officer of Provident State Bank. “Summit is just as committed to community banking as we are. Together we will continue our commitment to the communities that we serve, with the personal banking experience our customers expect. By joining forces, we can continue to bring opportunities and benefits to our shareholders, customers and communities.”

PSB was advised by the investment banking firm of Piper Sandler & Co., and was represented by the law firm of Holland & Knight LLP. Summit was represented by the law firm of Bowles Rice LLP.

About Summit

Summit Financial Group, Inc. is the $3.9 billion financial holding company for Summit Community Bank, Inc. Its talented bankers serve commercial and individual clients throughout West Virginia, the Washington, D.C. metropolitan area, Virginia, and Kentucky. Summit’s focus on in-market commercial lending and providing other business banking services in dynamic markets is designed to leverage its highly efficient operations and core deposits in strong legacy locations. Residential and consumer lending, trust and wealth management, and other retail financial services are offered through convenient digital and mobile banking platforms, including MySummitBank.com and 44 full-service branch locations.

About PSB

PSB Holding Corp., at September 30, 2022, had $594 million in assets and is the holding company for Provident State Bank, Inc., a full-service bank serving the eastern shore of Maryland since 1904. Provident State Bank, Inc. has ten branch locations in Preston, Federalsburg, Ridgely, Denton, Easton-Elliot Road, Easton-Harrison Street, Secretary, Cambridge, Salisbury, and Lewes (Delaware). For more information on PSB Holding Corp. and Provident State Bank, Inc., visit www.providentstatebank.com.

Contacts

With respect to PSB:

Melissa A. Quirk, President & CEO

Telephone: (410) 673-2401

Email: mquirk@psbinc.net

With respect to Summit:

Robert S. Tissue, Executive Vice President & CFO

Telephone: (304) 530-0552

Email: rtissue@summitfgi.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the benefits of a merger between PSB Holding Corp. (“PSB”) and Summit Financial Group, Inc. (“Summit”), including future financial and operating results, cost savings enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) Summit’s and PSB plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of the respective managements of Summit and PSB and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of PSB and Summit. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Summit and PSB may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule; (5) the stockholders of PSB may fail to approve the merger; (6) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which Summit and PSB are engaged; (7) changes in the interest rate environment may adversely affect net interest income; (8) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (9) competition from other financial services companies in Summit’s and PSB’s markets could adversely affect operations; (10) the economy could experience a slowdown that could adversely affect credit quality and loan originations; (11) current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth; and (12) increasing rates of inflation and slower growth rates. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Summit’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Internet site (http://www.sec.gov).

Summit and PSB caution that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Summit or PSB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Summit and PSB do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

This information does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed merger, Summit will file with the SEC a Registration Statement on Form S-4 with respect to the offering of Summit common stock as the merger consideration under the Securities Act, which will include a proxy statement of PSB seeking approval of the merger by PSB’s shareholders and a prospectus of Summit. PSB will deliver the proxy statement/prospectus to its shareholders. In addition, Summit may file other relevant documents concerning the proposed merger with the SEC. Investors and security holders are urged to read the registration statement and proxy statement/prospectus and other relevant documents when they become available because they will contain important information about the proposed merger.

Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Security holders of Summit and PSB may also obtain free copies of these documents by directing a request to Ms. Teresa Ely, Summit’s Director of Shareholder Relations, by telephone at (304) 530-0526 or by email at tely@summitfgi.com or by accessing these documents at Summit’s website: www.summitfgi.com or PSB’s website at www.providentstatebank.com under the tab “Investor Relations”.

PARTICIPANTS IN THE SOLICITATION

Summit, PSB and their respective directors, executive officers and certain other members of management and employees may be deemed “participants” in the solicitation of proxies from PSB’s shareholders in connection with the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the PSB shareholders in connection with the merger will be set forth in the proxy statement/prospectus when it is filed with the SEC.

You can find information about the executive officers and directors of Summit in its Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 4, 2022, and in its definitive proxy statement filed with the SEC on April 11, 2022. Information about the directors and executive officers of PSB may be obtained by reading the proxy statement/prospectus regarding the merger when it becomes available. You can obtain free copies of these documents from Summit or PSB using the contact information above.